EXHIBIT 11.1




	    COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION


											  Year Ended June 30,
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								  1995            1994            1993
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DATA AS TO EARNINGS:
Income (loss) before
cumulative effect of a
change in accounting for
income taxes                      $ (846,856)    $ 4,298,116    $ 9,160,048
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Cumulative effect of a
change in accounting for
income taxes                      $      ---     $ 4,149,000    $       ---
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DATA AS TO NUMBER OF
COMMON SHARES:

Average number of common shares
and common share equivalents
(Exhibit 11)                      12,574,414      12,553,482     12,515,644

Additional shares assuming
full dilution                      5,005,490       5,005,128      5,005,208
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Average number of common shares
assuming full dilution            17,579,904      17,558,610     17,520,852
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EARNINGS PER COMMON SHARE ASSUMING
FULL DILUTION (1995 - ANTIDILUTIVE):

Income (loss) before
cumulative effect of a
change in accounting
for income taxes                    $   (.05)        $   .24        $   .52

Cumulative effect of a
change in accounting
for income taxes                         ---             .24            ---
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Net Income (Loss)                   $   (.05)        $   .48        $   .52
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